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                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to (a) the use in this Post-Effective Amendment No. 5 to Registration Statement No. 33-55758 on Form N-1A of our report dated February 10, 1997, on the statement of assets and liabilities, including the Schedule of Portfolio Investments, of The Analytic Series Fund (comprising the Short-Term
Government, Master Fixed Income and Enhanced Equity portfolios), as of
December 31, 1996, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended and for the one month ended December 31, 1992 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus, which are a part of such Registration
Statement, and (c) the reference to us under the headings "Independent
Auditors" and "Financial Statements" in the Statement of Additional
Information of such Registration Statement.

DELOITTE & TOUCHE LLP
Los Angeles, California
April 29, 1997


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